LOAN AGREEMENT

AMENDMENT

November 19, 2004

Between:

George Liszicasz, an individual residing in the City of Calgary, in the province of Alberta, (hereafter the “Lender”)

and

Energy Exploration Technologies Inc., a corporation duly incorporated pursuant to the laws of the province of Alberta, with an office in the City of Calgary (the “Borrower”)

WHEREAS the Lender desires to lend to the Borrower, and the Borrower desires to borrow from the Lender, the sum of US $317,949;

NOW THEREFORE the parties agree as follows:

That the Maturity date as defined in the three Loan Agreements dated November 3, November 16 and November 17, 2004 will be revised to November 17, 2005.

All other terms and conditions of the original agreements will remain in force.

SIGNED at the City of Calgary in the Province of Alberta this 19th day of November, 2004.

Energy Exploration Technologies Inc.

Mr. George Liszicasz

per:

/s/ Douglas Rowe

per:

/s/ George Liszicasz

Douglas Rowe

George Liszicasz